Exhibit 10.3

Master System Development Consignment Agreement

Between:

●	Robot Consulting Co., Ltd. (hereinafter referred to as “the Consignor”)

●	Brand Cloud Inc. (hereinafter referred to as “the Consignee”)

Both parties agree to enter into the following master system development consignment agreement (hereinafter referred to as this “Agreement”) for the development and implementation support of information systems (hereinafter referred to as the “system”) related to the new business.

Chapter 1 General Provisions

Article 1 (Definitions)

The following terms used in this Agreement shall have the meanings defined below unless otherwise specified.

1.	“Work” refers to the tasks of system development and implementation support, etc., which are the objectives of individual agreements.

2.	“Consignment Fee” refers to the remuneration paid by the Consignor to the Consignee for the Work.

3.	“Provided Software, etc.” refers to the software, information, and other equipment, etc., provided by the Consignor to the Consignee for the execution of the Work.

4.	“Provided Materials” refers to the documents, drawings, books, manuals, etc. (including electromagnetic recording media containing electronic files, etc.) provided by the Consignor to the Consignee during the execution of the Work. Copies of the Provided Materials are also included.

5.	“Third-Party Software” refers to software owned by third parties (including server OS, client OS, CASE tools, development tools, communication tools, compilers, RDB, etc.) licensed from third parties for use as part of the Software.

6.	“Inventions, etc.” refers to inventions, designs, other intellectual property, or know-how.

7.	“Patent Rights, etc.” refers to rights related to Inventions, etc. It includes the right to receive patents and other intellectual property rights but excludes copyrights.

Article 2 (Purpose of the Agreement and Individual Agreements)

The Consignee shall perform the tasks related to system development and implementation support commissioned by the Consignor based on this Agreement and individual agreements.

2.	Individual agreements shall specify the task items and scope, classification of work (consignment or contract), specifications, work allocation, work period, deliverables, consignment fee, payment method, responsible persons for the Work in the Consignor and Consignee, and other necessary matters.

3.	Individual agreements shall be established by exchanging written orders from the Consignor to the Consignee and the Consignee’s acceptance by signing and returning the documents.

4.	In the case of discrepancies between this Agreement and individual agreements, the provisions of the individual agreements shall take precedence.

Article 3 (Applicable Provisions)

1.	For tasks specified as “consignment work” in individual agreements, the provisions of Chapter 1 (General Provisions) and Chapter 2 (Provisions Related to Consignment Agreements) shall apply.

2.	For tasks specified as “contract work” in individual agreements, the provisions of Chapter 1 (General Provisions) and Chapter 3 (Provisions Related to Contract Agreements) shall apply.

Article 4 (Persons in Charge of the Work and Work Personnel)

1.	The Consignor and the Consignee shall each appoint a person in charge of the Work (hereinafter referred to as “Person in Charge”) and notify the other party in writing immediately after concluding this Agreement. In the case of changes, prior written notification to the other party or specification in individual agreements is required.

2.	The Person in Charge of the Consignor and the Consignee shall have the authority and responsibility to make necessary decisions, instructions, and consents required for the performance of the Work under this Agreement and individual agreements, and such decisions, instructions, and consents shall be made through the Person in Charge.

3.	The Consignee shall select personnel with sufficient experience and skills for the performance of the Work (hereinafter referred to as “Work Personnel”).

4.	The Consignee shall be fully responsible as the employer of the Work Personnel under the Labor Standards Act, Industrial Safety and Health Act, Workers’ Accident Compensation Insurance Act, Employment Security Act, and other related laws, and shall provide all instructions and management related to the execution of the Work, labor management, and safety and health management.

5.	The Consignee shall ensure that the Work Personnel comply with the security and order maintenance regulations of the Consignor when entering the Consignor’s premises.

6.	Notwithstanding the provisions of this Article, unless otherwise specified in this Agreement or individual agreements, the following matters must be carried out by a person with the authority to conclude this Agreement: (1) Matters related to the conclusion, alteration, and amendment of this Agreement or individual agreements. (2) Matters related to the termination or partial termination of this Agreement or individual agreements.

Article 5 (Regular Consultation Meetings)

The Consignor and the Consignee shall hold meetings (hereinafter referred to as “Regular Consultation Meetings”) as necessary to ensure the smooth execution of the Work, including understanding the progress and resolving pending issues.

2.	The Consignor or the Consignee shall appoint a person responsible for creating the minutes of the meetings through consultation. The person responsible for creating the minutes shall prepare the minutes and obtain confirmation from both parties.

3.	In addition to the Regular Consultation Meetings stipulated in this Article, the Consignor and the Consignee may define and hold necessary meetings for the execution of the Work.

Article 6 (Responsibility for Project Management)

The Consignor and the Consignee recognize that providing the Consignee’s technology and knowledge related to system development and promptly and clearly determining the system specifications by the Consignor are important for the smooth and appropriate execution of the Work. They shall sincerely carry out joint work and individual responsibilities and cooperate in good faith in the execution of the counterpart’s responsibilities.

2.	If the Consignor divides and places orders for the development of the Software as part of the entire system, and a third party develops other software that interfaces with the Software, the Consignor shall be responsible for project management, including ensuring the functional consistency, adjusting development schedules, and managing and coordinating the development progress with the third party and the Consignee.

3.	If the Consignor requests cooperation from the Consignee within the scope of the Work to smoothly carry out project management under the preceding paragraph, the necessary conditions shall be specified in individual agreements, and the Consignee shall cooperate as needed in accordance with the individual agreements.

Article 7 (Consignment Fees)

1.	The amount or calculation method of the consignment fees shall be specified in individual agreements.

2.	All costs related to business trips, transportation, accommodation, and other expenses necessary for the execution of the Work shall be included in the consignment fees. Unless otherwise agreed separately between the Consignor and the Consignee, the Consignee shall not claim any expenses other than the consignment fees from the Consignor.

3.	The Consignor shall pay the consignment fees to the bank account specified by the Consignee through bank transfer in accordance with the conditions specified in individual agreements. The Consignor shall bear the costs required for the payment of the consignment fees.

Article 8 (Subcontracting)

1.	The Consignee may subcontract all or part of the Work to a third party at its discretion.

2.	Even if the Consignee subcontracts all or part of the Work to a third party based on the consent of the Consignor, the Consignee shall bear the same responsibility as if the Consignee had performed the Work unless the subcontractor’s failure is attributable to the Consignor.

Article 9 (Copyrights, etc.)

1.	The copyright and patent rights related to inventions, etc., arising during the performance of the Work shall belong to the Consignee.

2.	If the Consignee applies the copyrights, patent rights, etc., specified in the preceding paragraph and pre-existing copyrights, patent rights, etc., to the deliverables, the Consignee shall grant the Consignor the right to use such copyrights, etc., to the extent necessary for the Consignor’s business. The consideration for such licenses shall be included in the consignment fees.

Article 10 (Responsibility for Infringement of Intellectual Property Rights)

1.	The Consignee guarantees that the deliverables do not infringe the intellectual property rights (patent rights, utility model rights, design rights, trademark rights, copyrights, etc.) of third parties.

2.	If the Consignor receives a claim (including warnings and lawsuits) from a third party regarding the infringement of intellectual property rights related to the deliverables, the Consignor shall promptly notify the Consignee of the claim and its content.

3.	In the case of the preceding paragraph, if the Consignor provides the Consignee with substantial participation and decision-making authority in negotiations or litigation with the third party and provides necessary assistance, the Consignee shall bear the amount of damages the Consignor is required to pay. However, the Consignee shall not be liable for compensation in the following cases: (1) If the infringement of intellectual property rights arises from changes made to the deliverables by the Consignor or the use of the deliverables in an environment other than the specified operational environment. (2) If the infringement arises from the combination, operation, or use of the deliverables with products, data, devices, or business methods provided by third parties other than the Consignee.

4.	If the Consignee’s infringement of intellectual property rights makes it impossible to use the deliverables in the future, the Consignee may take measures such as replacing the infringing software with other non-infringing software, modifying the infringing part, or obtaining the necessary rights for continued use.

Article 11 (Provision and Management of Materials)

1.	The Consignee may request the disclosure of materials necessary for the execution of the Work from the Consignor. The Consignee shall not be responsible for delays in the performance of the Work due to the Consignor’s refusal or delay in providing materials or errors in the content of the provided materials.

2.	The Consignee shall store and manage the provided materials with the care of a good manager.

3.	The Consignee shall not use the provided materials for any purpose other than the execution of the Work.

4.	Upon completion of the Work, the Consignee shall promptly return or dispose of the provided materials in accordance with the Consignor’s instructions.

5.	The Consignor represents and guarantees that the provided software, etc., and provided materials do not infringe the intellectual property rights of third parties. If this warranty is breached, the Consignee may immediately terminate this Agreement and any related agreements and claim compensation for damages.

Article 12 (Provision of Software and Other Equipment)

The Consignor may provide the Consignee with software and other equipment necessary for the execution of the Work.

2.	Upon receiving the software, etc., the Consignee shall promptly verify it and notify the Consignor of any abnormalities. The Consignor shall provide non-defective software, etc., if abnormalities are found.

3.	The Consignee shall not use the provided software, etc., for any purpose other than the execution of the Work.

4.	In addition to the preceding paragraph, the Consignee shall use the provided software, etc., in accordance with the Consignor’s instructions.

5.	The provision of software, etc., does not transfer or grant any rights to the Consignee unless otherwise agreed.

Article 13 (Confidentiality)

1.	The Consignor and the Consignee shall manage the disclosed drawings, books, documents, etc., that are marked as confidential (hereinafter referred to as “Confidential Information”) with the care of a good manager and shall not leak or disclose them to others without the prior written consent of the other party (the disclosing party is referred to as the “Disclosing Party,” and the receiving party as the “Receiving Party”). However, if a public institution makes a disclosure request with legal force, the Receiving Party may disclose the information to the extent necessary, provided that it promptly notifies the Disclosing Party.

2.	The following information shall not be considered Confidential Information: (1) Information already publicly known at the time of disclosure. (2) Information that became publicly known after disclosure without the Receiving Party’s fault. (3) Information already possessed by the Receiving Party at the time of disclosure. (4) Information lawfully obtained from a third party without confidentiality obligations after disclosure.

3.	The Receiving Party shall not use Confidential Information for any purpose other than the execution of the Work and shall not reproduce it beyond the necessary scope for the execution of the Work.

4.	The Consignee may disclose Confidential Information to subcontractors only to the extent necessary for the execution of the Work and shall impose the same obligations on the subcontractors.

5.	The obligations under this Article shall remain in effect for three years after the termination of this Agreement.

Article 14 (Personal Information)

1.	The Consignee shall appropriately manage personal information (as defined in the Act on the Protection of Personal Information) entrusted by the Consignor for the execution of the Work and shall not leak or disclose it to others.

2.	The Consignee shall not use personal information for any purpose other than the execution of the Work and shall obtain prior written consent from the Consignor for any reproduction or alteration.

3.	The return of personal information shall be governed by Article 11 (Provision and Management of Materials).

4.	The obligations under this Article shall remain in effect after the termination of this Agreement.

5.	The provisions of Article 13 (Confidentiality) shall also apply to the handling of personal information.

Article 15 (Term)

1.	This Agreement shall be effective for one year from the date of its conclusion. However, if neither party expresses their intention to terminate this Agreement in writing at least 30 days before the expiration date, this Agreement shall be automatically extended for another year under the same conditions, and the same shall apply thereafter.

2.	Regardless of the reasons for termination, individual agreements already concluded shall remain valid and the provisions of this Agreement shall continue to apply to the extent necessary for the continuity of the individual agreements.

3.	In addition to the preceding paragraph, the provisions of Article 9 (Patent Rights, etc.), Article 10 (Responsibility for Infringement of Intellectual Property Rights), Article 11, Paragraph 4 (Management of Materials), Article 13 (Confidentiality), Article 14 (Personal Information), this Article (Duration), Article 16, Paragraph 3 (Termination), Article 17 (Damages), Article 18 (Exclusion of Anti-Social Forces), Article 22 (Prohibition of Assignment of Rights and Obligations), Article 23 (Governing Law), Article 24 (Dispute Resolution), Article 27 (Copyrights of Deliverables, etc.), Article 30 (Liability for Defects), and Article 33 (Copyrights of Deliverables, etc.) shall remain valid after the termination of this Agreement.

Article 16 (Termination)

1.	The Consignor and the Consignee may terminate this Agreement or individual agreements in whole or in part by notifying the other party in writing if the other party falls under any of the following categories: (1) If they are subject to seizure, provisional seizure, provisional disposition, tax delinquency, or other public authority dispositions on important assets, or if an application for bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or special liquidation proceedings is filed. (2) If they resolve to dissolve or transfer all business. (3) If they reach a state of payment suspension, such as dishonoring bills or checks they issued or accepted. (4) If they receive a business suspension or business license revocation from supervisory authorities.

2.	The Consignor and the Consignee may terminate this Agreement or individual agreements in whole or in part if the other party violates any provision of this Agreement or individual agreements or if significant reasons attributable to the other party make it difficult to continue this Agreement (hereinafter referred to as “Violations, etc.”) and the Violations, etc. are not corrected within 14 days despite written notice.

3.	If termination is executed under the preceding paragraphs, the terminating party may claim compensation for damages from the other party. The terminated party shall lose the benefit of time and shall immediately repay all debts to the other party.

Article 17 (Damages)

The Consignor or the Consignee shall compensate the other party for any damages caused by intentional or negligent actions related to this Agreement or individual agreements.

Article 18 (Exclusion of Anti-Social Forces)

The Consignor and the Consignee shall terminate this Agreement without notice if it is found that the other party belongs to anti-social forces (including but not limited to organized crime groups, organized crime group members, or persons related to organized crime groups) or has any relationship with anti-social forces. This includes: (1) If anti-social forces control management. (2) If anti-social forces substantially participate in management. (3) If anti-social forces are used for improper purposes. (4) If funds or other benefits are provided to anti-social forces. (5) If officers or persons substantially involved in management have a socially condemnable relationship with anti-social forces.

2.	The Consignor and the Consignee may terminate this Agreement without notice if the other party or a third party used by the other party engages in any of the following actions: (1) Violent demands. (2) Unjust demands beyond legal responsibility. (3) Actions using threatening behavior or violence concerning transactions. (4) Actions damaging the other party’s credibility or obstructing the other party’s business by spreading rumors, using deception, or force. (5) Other actions similar to the above.

3.	The Consignor and the Consignee guarantee that they and their subcontractors do not belong to anti-social forces and will not belong to anti-social forces in the future.

4.	If it is found that the Consignor or the Consignee’s subcontractor belongs to anti-social forces after concluding the contract, the Consignor or the Consignee shall immediately terminate the contract or take measures to terminate the contract.

5.	If the Consignor or the Consignee or their subcontractors are subject to unjust demands or business interference from anti-social forces, they shall refuse such demands and promptly report the facts to the other party. They shall cooperate with the other party in reporting to investigative agencies and taking necessary actions.

6.	If the Consignor or the Consignee violates any provision of this Article, the other party may terminate this Agreement without notice.

7.	If the Consignor or the Consignee terminates this Agreement under the preceding paragraphs, they shall not be liable for any damages incurred by the terminated party. If the terminating party incurs damages, the other party shall compensate for such damages.

Article 19 (Compliance with Export Laws)

If the Consignor exports the deliverables provided by the Consignee, they shall comply with the Foreign Exchange and Foreign Trade Act and other export-related laws and regulations and take the necessary procedures.

Article 20 (Entire Agreement)

This Agreement and individual agreements constitute the entire and sole agreement between the Consignor and the Consignee regarding the Work. Unless otherwise specified in this Agreement or individual agreements, any prior proposals, documents, emails, or verbal agreements shall not constitute rights or obligations of the Consignor or the Consignee.

Article 21 (Amendment of Agreement)

This Agreement and individual agreements may only be amended with the written consent of both the Consignor and the Consignee.

Article 22 (Prohibition of Assignment of Rights and Obligations)

The Consignor and the Consignee shall not transfer, assign, or pledge the contractual position or rights and obligations under this Agreement or individual agreements to third parties without the prior written consent of the other party.

Article 23 (Governing Law)

The interpretation and application of this Agreement and individual agreements shall be governed by the laws of Japan.

Article 24 (Dispute Resolution)

1.	Any matters not specified in this Agreement or individual agreements or any doubts regarding the interpretation of this Agreement or individual agreements shall be resolved through mutual consultation in good faith between the Consignor and the Consignee.

2.	Any disputes arising from this Agreement or individual agreements shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Chapter 2 Provisions Related to Consignment Agreements

Article 25 (Confirmation)

1.	The Consignee shall promptly prepare a work completion report in the format prescribed by the Consignee after completing the Work specified in the individual agreements and submit it to the Consignor along with the deliverables specified in the individual agreements.

2.	The Consignor shall verify the contents of the work completion report within five business days of receipt and provide the Consignee with a signed and stamped work completion confirmation.

3.	The Work shall be considered complete when the Consignor provides the work completion confirmation to the Consignee based on the preceding paragraph.

Article 26 (Ownership of Deliverables)

1.	Ownership of the deliverables shall transfer from the Consignee to the Consignor upon completion of the Work.

2.	The risk of loss or damage to the deliverables shall be borne by the Consignee before delivery and by the Consignor after delivery.

Article 27 (Copyrights of Deliverables)

The copyrights (including the rights specified in Articles 27 and 28 of the Copyright Act) related to the deliverables shall belong to the Consignee. The Consignee shall grant the Consignor the right to use such copyrights to the extent necessary for the Consignor’s use of the deliverables. The consideration for such licenses shall be included in the consignment fees. However, the copyrights of works independently owned by the Consignor or third parties before the conclusion of this Agreement shall remain with the Consignor or the relevant third parties.

Chapter 3 Provisions Related to Contract Agreements

Article 28 (Delivery)

1.	The Consignee shall deliver the deliverables to the Consignor by the delivery date specified in the individual agreements.

2.	The Consignee may request the Consignor’s cooperation as necessary for the delivery of the deliverables, and the Consignor shall respond promptly to such requests.

Article 29 (Inspection)

1.	The Consignor shall inspect the deliverables based on the inspection specifications within the inspection period specified in the individual agreements (if not specified, 14 days).

2.	If the deliverables pass the inspection, the Consignor shall provide the Consignee with a signed and stamped inspection pass certificate. If the deliverables do not pass the inspection, the Consignor shall provide the Consignee with written reasons for the failure and may request corrections or additional work (hereinafter referred to as “Repair”).

3.	If the Consignee accepts the reasons for failure, the Consignee shall perform the Repair free of charge within the agreed period and redeliver the deliverables to the Consignor.

4.	The procedures after redelivery shall follow the provisions of the preceding paragraphs.

5.	If the Consignor does not raise any objections within the inspection period without reasonable grounds, the deliverables shall be deemed to have passed the inspection.

6.	Passing the inspection shall complete the inspection process, and the deliverables shall be considered handed over.

Article 30 (Liability for Defects)

1.	If defects are found after the completion of the inspection, the Consignor may request the Consignee to repair such defects in writing within one month of the completion of the inspection.

2.	Notwithstanding the preceding paragraph, if the defects are minor, do not substantially affect the Consignor’s business, and the repair would incur excessive costs or time, the Consignee shall not be liable for the repair.

Article 31 (Use of Third-Party Software)

1.	The Consignee may use third-party software for the realization of system functions during the execution of the Work.

2.	If the Consignee uses third-party software, the Consignee shall investigate its functions and features and seek the Consignor’s approval. The Consignor shall take necessary measures, such as entering into a license agreement and maintenance agreement with the third party at the Consignor’s expense. However, if the Consignee has the authority to license the third-party software to the Consignor, the necessary measures shall be taken between the Consignor and the Consignee.

Article 32 (Ownership of Deliverables)

1.	Ownership of the deliverables shall transfer from the Consignee to the Consignor upon completion of the inspection.

2.	The risk of loss or damage to the deliverables shall be borne by the Consignee before delivery and by the Consignor after delivery.

Article 33 (Copyrights of Deliverables)

The copyrights (including the rights specified in Articles 27 and 28 of the Copyright Act) related to the deliverables shall belong to the Consignee. The Consignee shall grant the Consignor the right to use such copyrights to the extent necessary for the Consignor’s use of the deliverables. The consideration for such licenses shall be included in the consignment fees. However, the copyrights of works independently owned by the Consignor or third parties before the conclusion of this Agreement shall remain with the Consignor or the relevant third parties.

In witness whereof, this Agreement is executed in duplicate, with each party retaining one copy.

Date: December 25, 2022

Party A: Robot Consulting Co., Ltd.

Address: 1-7-3 Shinkawa, Chuo-ku, Tokyo

Wind Shinkawa Bldg. 3F

Representative Director: Akihito Usui (Seal)

Party B: Brand Cloud Inc.

Address: 8-5-34 Akasaka, Minato-ku, Tokyo

TODA BUILDING Aoyama 4F

Representative Director: Masataka Ihara (Seal)